Exhibit 10.28

Cleveland BioLabs, Inc.

Annual Executive Bonus Plan

The Annual Executive Bonus Plan (the “Annual Plan”) of Cleveland BioLabs, Inc. (the “Company”) is designed to motivate our executive officers to achieve value-driving goals by basing significant portions of their total compensation, in both the form of cash and equity, upon goal achievement. The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) annually establishes goals and determines amounts to be paid under the Annual Plan. The Committee may determine, in its sole discretion, that bonus payments over and above the stated plan are appropriate, or that no bonus payments should be made during any annual period. There are no minimum or guaranteed bonus payments for executive officers. The Committee believes this fully discretionary bonus structure allows the Company to be responsive to the uncertainties and lack of predictability associated with being a small clinical-stage biotechnology company.

ELIGIBILITY

The following of the Company’s executive officers of are eligible to participate in the Annual Plan: Chief Executive Officer (“CEO”), President, Chief Financial Officer, Chief Scientific Officer and Chief Development Officer. No bonus payments shall be made under the Annual Plan to an otherwise eligible executive officer unless he or she remains in continued employment with the Company as an executive officer through the scheduled payment date of the bonus unless otherwise determined by the Committee or the Board.

GOALS

Payments under the Annual Plan will be based on the achievement of goals during each fiscal year of the Company, which is the calendar year. Goals will be established by the Committee on an annual basis at or around the beginning of each such fiscal year. Goals will be selected by the Committee in coordination with the executive officers and will include items that are expected to grow both the near and long-term value of the Company.

YEAR END REVIEW

At or around the end of each fiscal year, the CEO will review each officer’s performance, except his own, against the annual corporate and individual goals, if any, and provide recommendations to the Committee for their review and determination of overall goal achievement. At or around the same time, a delegated committee of one or more members of the Company’s Board of Directors will review the CEO’s performance against annual corporate and individual goals, if any, and provide recommendations to the Committee.

At or around the end of each fiscal year, the Committee will determine the level of attainment of annual corporate and individual goals and will determine whether to award any bonus under the Annual Plan and the amount of such bonus awards.

PAYMENT OF ANNUAL BONUS AWARDS

Any bonus awarded under the Annual Plan will become payable no later than March 15th of the calendar year that first follows the calendar year performance period.

CALCULATION OF PAYMENT

At or around the end of each year, the Committee determines the overall level of corporate achievement, including assessing our performance relative to these goals. The Committee does not use a rigid formula in determining the level of achievement of goals, but considers:

•	the degree of success achieved for each corporate goal, comparing actual results against the pre- determined deliverables associated with each objective;

•	the difficulty of the goal;

•	whether significant unforeseen obstacles or favorable circumstances altered the expected difficulty of achieving the desired results;

•	other factors that may have made the stated goals more or less important to our success; and

•	other accomplishments by us during the year or other factors which, although not included as part of the formal goals, are nonetheless deemed important to our near- and long-term success.

The Committee does not assign weights in these assessments, but uses its discretion and judgment to determine a percentage that it believes fairly represents our achievement level for the year.

MISCELLANEOUS

Recoupment: To the extent applicable, any bonus amount paid to a participant under the Annual Plan is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.

Withholding: Amounts payable under the Annual Plan are subject to withholding in accordance with the Company’s regular payroll procedures, to the extent applicable.

Source of Payments: Bonus amounts awarded under the Annual Plan shall be payable in cash from general assets of the Company or in shares or stock options to purchase shares of the Company’s common stock, each pursuant to a grant under the Cleveland BioLabs, Inc. Equity Incentive Plan, as amended. Nothing in this Annual Plan will be construed to create a trust or to establish or evidence any participant’s claim of any right other than as a general unsecured creditor with respect to any bonus amount that may be payable hereunder. The liability for payment with respect to bonus amounts is a liability of the Company alone and not of any employee, officer, director or affiliate of the Company. At no time before the actual payment of a bonus amount hereunder shall any participant have any vested interest or other right whatsoever to payments under the Annual Plan. Participation in the Annual Plan does not convey to any participant any equity interest in the Company unless and until an equity bonus award is granted to such participant under the Annual Plan.

Employment at Will: Neither this Plan, the designation of any individual as a participant hereunder, shall be held or construed to confer upon any person any right to continue in the employment or service of the Company or to alter the at-will employment or service of any person.

Disclaimer: The Committee reserves the right to modify the Annual Plan at any time in its sole discretion. The Committee retains the right to award additional incentive compensation outside the Plan without regard to the minimum performance metrics set forth in the Plan.

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